                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                         INFORMATION TO BE INCLUDED IN
                         STATEMENTS FILED PURSUANT TO
                  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO. 3)/1/



                                AutoInfo, Inc.
                   ----------------------------------------
                                (Name of Issuer)


                         Common Stock, $.01 par value
                   ----------------------------------------
                         (Title of Class of Securities)


                                   052777109
                   ----------------------------------------
                                 (CUSIP Number)


                               December 31, 1997
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [_] Rule 13d-1(c)

                               [_] Rule 13d-1(d)



------------------------
/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).


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CUSIP NO. 052777109                  13G
-------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ashford Capital Management, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      A Delaware Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            813,200

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             813,200

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      813,200

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 052777109
-------------------
                                     13G

Item 1

     (a) Name of Issuer:  AutoInfo, Inc.
         --------------
     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------
         One Paragon Drive, Suite 255, Montvale, NJ 07645

Item 2

     (a) Name of Person Filing:  Ashford Capital Management, Inc.
         ---------------------

     (b) Address of Principal Business Office or, if none, Residence:
         -----------------------------------------------------------
         P.O. Box 4172, Wilmington, DE 19807.

     (c) Citizenship:  A Delaware corporation.
         -----------

     (d) Title of Class of Securities:  Common Stock, $.01 par value.
         ----------------------------

     (e) CUSIP Number:  052777109
         ------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
        ----------------------------------------------------------------
        or (c), check whether the person filing is a:
        --------------------------------------------

     (a) [_] Broker or dealer registered under section 15 of the Securities Exchange Act of 1934 ("the Act");

     (b) [_]  Bank as defined in section 3(a)(6) of the Act;

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act;

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940;

     (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO. 052777109
-------------------

                                      13G

     If this statement is filed pursuant to Rule 13d - 1(c), check this box [_]


Item 4. Ownership.
        ---------

     (a)  Amount beneficially owned:  813,200**

     (b)  Percent of class:  10.1%**

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  813,200**

          (ii)  Shared power to vote or to direct the vote:  0

          (iii) Sole power to dispose or to direct the disposition of:

                                                           813,200**

          (iv)  Shared power to dispose or to direct the disposition of:  0


          **Reflects Reporting Person's beneficial ownership as of December 31, 1997


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                                                             [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         The shares reported by the Reporting Person, a registered investment adviser, are held in separate individual client accounts and in one separate limited partnership, the beneficial owners of which have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, such shares. None of the individual client accounts or the limited partnership individually holds 5% or more of the Issuer's Common Stock.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         --------------------------------------------------------

         Not Applicable.
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CUSIP NO. 052777109
-------------------

                                      13G


Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not Applicable.


Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not Applicable.


Item 10. Certification.
         --------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 30, 1998                        ASHFORD CAPITAL MANAGEMENT, INC.


                                            By:  /s/ Jane C. Ashford
                                                 -------------------
                                                 Name: Jane C. Ashford
                                                 Title: Treasurer